AMENDMENT TO 2010 DIRECTORS’ EQUITY COMPENSATION PLAN

            The Quigley Corporation, a Nevada corporation (the “Company”), hereby adopts this Amendment (this “Amendment”) to 2010 Directors’ Equity Compensation Plan (the ‘Plan”).

WITNESSETH

WHEREAS, the Company’s Compensation Committee adopted the Plan and the Board of Directors (the “Board”) ratified the Plan; and

WHEREAS, the Plan was submitted to and ratified by the Company’s stockholders at the Company’s Annual Meeting of Stockholders on May 5, 2010.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.           Section 4 of the Plan is amended by deleting the seventh sentence from said Section and replacing in lieu thereof the following sentence:

“Awards may, in the discretion of the Committee, be awarded under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by the Company, any of its Affiliates or any of their respective predecessors, or any entity acquired by the Company or with which the Company combines; provided however, subject to Section 8 hereof, that without stockholder approval (i) the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options and (ii) outstanding Options may not be cancelled in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.”

2.           This Amendment shall be effective as of May 6, 2010, and all references to the Plan shall, from and after such time, be deemed to be references to the Plan as amended hereby.

3.           Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect.